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                                                                   EXHIBIT 10.59

                        Release And Settlement Agreement

     THIS AGREEMENT (the "Agreement") is made as of June 29, 2001, among Advanced Nutraceuticals, Inc., a Texas corporation ("ANI"), Bactolac Pharmaceutical Inc., a Delaware corporation ("Bactolac"), Allan I. Sirkin ("Al Sirkin") and Neil Sirkin (Al Sirkin and Neil Sirkin are referred to collectively as the "Sirkins"). Each of ANI, Bactolac, Al Sirkin, and Neil Sirkin is sometimes referred to as a "Party" and may be collectively referred to as the "Parties."

                                    RECITALS

     1. The Sirkins entered into an Agreement and Plan of Merger, dated October 25, 1999 with various affiliates of ANI which was amended pursuant to the Amendment to Agreement and Plan of Merger, dated November 24, 1999 (the Agreement and Plan of Merger and Amendment to Agreement and Plan of Merger are referred to collectively as the "Merger Agreement"); and

     2. Pursuant to the Merger Agreement, Ash Corp merged into Bactolac Pharmaceutical Inc., an affiliate of ANI (the "Merger"); and

     3. Prior to the Merger, the Sirkins owned an aggregate of 80% of the stock of Ash Corp; and

     4. In exchange for all of the stock of Ash Corp, the then shareholders of Ash Corp received from ANI: (i) ANI stock; (ii) $750,000 in cash; (iii) subordinated promissory notes in the aggregate principal amount of $500,000 (the "Notes"); and (iv) the right to possibly receive additional shares of ANI stock as set forth in an Earnout Agreement dated November 30, 1999 (the "Earnout Agreement"); and

     5. The Closing of the Merger of Ash Corp into Bactolac was held on or about November 30, 1999, and, in connection with the Merger, ANI issued its stock to the then shareholders of Ash Corp, paid to the then shareholders of Ash Corp $750,000 in cash, issued the Notes in the principal amount of $155,000 to Neil Sirkin and in the principal amount of $345,000 to Al Sirkin, entered into an Earnout Agreement with Al Sirkin, Neil Sirkin and the two other persons who were then shareholders of Ash Corp, Bactolac entered into an Employment Agreement with Al Sirkin and Bactolac entered into an Employment Agreement with Neil Sirkin; and

     WHEREAS certain disagreements have developed among ANI, Bactolac and the Sirkins regarding compliance with certain provisions of the Merger Agreement and the Employment Agreements, but the Parties believe it is mutually desirable to resolve these disagreements in the manner set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and intending to be legally bound, the Parties resolve and agree as follows:
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     1.  Payment of the Agreement Notes.  At the Closing (as hereinafter
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defined), (a) Al Sirkin will deliver to ANI the promissory note in the principal amount of $345,000 payable to Al Sirkin signed PAID by Al Sirkin, (b) Neil
Sirkin shall deliver to ANI the promissory note in the principal amount of $155,000 payable to him signed PAID by Neil Sirkin, and (c) ANI shall make a wire transfer to an account designated by the Sirkins of the amount of $435,000.

     2.  Closing.  The Closing will be held at 3600 25/th/ Avenue, Gulfport,
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Mississippi at 11:00 a.m. on July ___, 2001 unless the Parties agree to a different place, time and date.

     3.  Earnout Agreement.  At the Closing, the Sirkins shall deliver to ANI a
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document satisfactory to ANI confirming that the Sirkins no longer have any right, title and interest in and to any earnout payments or other benefits pursuant to the Earnout Agreement and assigning to ANI any and all earnout payments or other benefits which might accrue or might have accrued to them pursuant to the Earnout Agreement.

     4.  Termination of Employment Relationship of Al Sirkin.  Bactolac and Al
         ---------------------------------------------------
Sirkin have agreed upon Al Sirkin's termination from his positions as an Al Sirkin of Bactolac and in any other capacity with Bactolac and ANI, such termination to become effective July 31, 2001 (the "Employment Termination Date"). The Employment Agreement, dated November 30, 1999, between Bactolac and Al Sirkin is terminated.

     5.  Payments and Other Arrangements with Al Sirkin.  Until the Employment
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Termination Date, Al Sirkin shall remain an employee of Bactolac, and will assist in transition activities reasonably requested by Bactolac. Al Sirkin will receive his regular salary payments during the month of July, 2001 for his services through the Employment Termination Date. If possible, Bactolac will continue to maintain Al Sirkin's wife, Judy Sirkin, as a participant in the Bactolac's medical health insurance program and will pay the premiums of $315.97 per month attributable to her medical insurance from the Employment Termination Date through August 31, 2002. To the extent that such policy cannot be maintained, Bactolac will pay to Judy Sirkin $315.97 per month through August 31, 2002. Al Sirkin's medical insurance benefits will be terminated as of the Employment Termination Date, unless Al Sirkin exercises his right to participate in Bactolac's medical insurance program under the provisions generally known as COBRA at Al Sirkin's expense. During the months of August, 2001 through August 2002, Bactolac shall pay to Al Sirkin $315.97 per month for Al Sirkin's use for medical insurance or other medical related payments. It is understood between the parties that Al Sirkin will be seeking a supplemental health insurance policy (supplemental to Medicare) which if it is available will be paid for by ANI (so long as its cost does not exceed $315.97). In the event that the cost is less than the agreed to $315.97, ANI will pay to Al Sirkin the difference on a monthly basis from August 1, 2001 through August 31, 2002.

     6.   Release by Al Sirkin.  Al Sirkin releases and waives all claims for
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loss, damage or injury arising from or in any way relating to the following
("Claims"):

          (a) The employment of Al Sirkin with Bactolac, including his positions, if any, as an officer of Bactolac, and his termination from employment and his positions with Bactolac, ANI and any of their affiliates.

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          (b) Discrimination on the basis of age, sex, race, religion, national origin or any other basis, including claims under the Age Discrimination in Employment Act.

          (c) Other violations of federal, state or local statutes, ordinances, regulations, rules, decisions or laws.

          (d) Failure of Bactolac, ANI or any of their affiliates to act in good faith and deal fairly.

          (e) Injuries, illness or disabilities of Al Sirkin.

          (f) Exposure of Al Sirkin to toxic or hazardous materials.

          (g) Stress, anxiety or mental anguish.

          (h) Sexual harassment.

          (i) Defamation based on statements to Al Sirkin or others.

          (j) Breach of an express or implied employment contract, change in control contract or other agreement.

          (k) Compensation or reimbursement of Al Sirkin.

          (l) Unfair employment practices.

          (m) Any act or omission by or on behalf of Bactolac, ANI or any of their affiliates.

     7.   Claims Included.  The Claims released and waived by Al Sirkin include
          ---------------
claims:

          (a) Arising before the date of this Agreement.

          (b) Arising on or after the date of this Agreement that relate to Al Sirkin's employment by Bactolac.

          (c) That are presently known, suspected, unknown or unsuspected by Al Sirkin.

          (d) For reinstatement or future employment;.

          (e) For actual, consequential, punitive or special damages.

          (f) For attorneys' fees, costs, experts' fees and other expenses of investigating, litigating or settling Claims.

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          (g) Against ANI, Bactolac and their respective affiliates, employees, officers, directors, agents, attorneys and contractors.

      8.  Agreement Not To Sue of Al Sirkin.  Al Sirkin waives any right to file
          ---------------------------------
suit for any Claim. Al Sirkin will not sue Bactolac, ANI or any of their affiliates for any Claim. Al Sirkin will not initiate or proceed with any other action or proceeding against Bactolac, ANI or any of their affiliates that relates to something that could give rise to a Claim.

     9.   Agreement Not To Sue of ANI.  ANI waives any right to file suit for
          ---------------------------
any Claim. ANI will not sue Al Sirkin for any Claim. ANI will not initiate or proceed with any other action or proceeding against Al Sirkin that relates to something that could give rise to a Claim.

     10.  Mutual Releases.
          ---------------

          (a) ANI and Bactolac release the Sirkins from any and all claims, demands, causes of action, liabilities, debts and obligations, not embodied in this Agreement, against the Sirkins, whether known, unknown, actual, contingent, or of any nature whatsoever, that exist or could exist as of the date of this Agreement, related to the Merger Agreement or the Merger, the Earnout Agreement, the Notes or any other matter related to the Merger, except for the Employment Agreement between Bactolac and Neil Sirkin.

          (b) Al Sirkin and Neil Sirkin release ANI, Bactolac, Nutrition For Life International, Inc. ("NFLI") and the respective officers, directors, shareholders, employees, affiliates, agents, representatives, attorneys, successors and assigns of ANI, Bactolac and NFLI from any and all claims, demands, causes of action, liabilities, debts and obligations, not embodied in this Agreement, against ANI and Bactolac, whether known, unknown, actual, contingent, or of any nature whatsoever, that exist or could exist as of the date of this Agreement, related to the Merger Agreement or the Merger, the Earnout Agreement, the Notes, or any other matter related to the Merger, with the exception of the Employment Agreement between Bactolac and Neil Sirkin.

          (c) Notwithstanding the foregoing mutual releases or any other provisions in this Agreement, nothing shall preclude ANI, Bactolac or any of their affiliates from commencing or proceeding against Seymour Glaser and Joan Mendelson, Trustee who are former shareholders of Ash Corp and who have received ANI stock and cash at the closing of the Merger and who were parties to the Earnout Agreement.

     11.  Confidences.  Al Sirkin will maintain the confidentiality of all of
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the trade secrets, proprietary information, insider information, security procedures and other confidences of Bactolac and ANI that came into Al Sirkin's possession or knowledge during employment by Bactolac. Al Sirkin will not use such information concerning Bactolac's business prospects or practices to profit Al Sirkin or others.

     12.  Property.  Al Sirkin represents that all property pertaining to his
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employment by or work with Bactolac, including keys and credit cards, will be returned to Bactolac at or prior to the Closing.

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     13.  Entire Agreement; Amendments.  This is the entire agreement concerning
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the termination of Al Sirkin's employment with Bactolac and ANI.  Al Sirkin is not entitled to rely on any other written or oral offer or agreement with Bactolac and ANI. This Agreement can be modified only by a document signed by all of the Parties. Al Sirkin acknowledges that the only promises made to cause Al Sirkin to sign this Agreement are those stated in this Agreement.

     14.  Successors.  This Agreement benefits and binds the parties' heirs,
          -----------
representatives and successors.

     15.  Governing Law and Severability of Power.  This Agreement will be
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interpreted in accordance with the laws of the State of Delaware.  If any portion of this Agreement is unenforceable, the remaining portions of the Agreement will remain enforceable.

     16.  Fees and Costs.  If litigation is commenced concerning Al Sirkin's
          ---------------
employment or this Agreement, the prevailing party shall be entitled to an award of reasonable attorneys' fees and expenses, court costs, experts' fees and expenses, and all other expenses of litigation.

     17.  Counterparts.  This Agreement may be executed in counterparts, and
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each counterpart, when executed, shall have the efficacy of a signed original.
Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

     18.  Revocability.  Either Al Sirkin or Bactolac may revoke this Agreement
          -------------
in its entirety during the seven days following execution of the Agreement by Al Sirkin. Any revocation of the Agreement must be in writing and hand-delivered during the revocation period. This Agreement will become enforceable seven days following execution by Al Sirkin, unless it is revoked during the seven-day period.

     19.  Employee Acknowledgements.  Al Sirkin understands that this Agreement
          -------------------------
is a final and binding waiver of any claims against Bactolac and ANI, and their respective affiliates, officers, directors, Al Sirkins, agents, attorneys and contractors. Al Sirkin acknowledges that he understands that he was given 21 days to consider this Agreement and that he chose to sign this Agreement prior to the expiration of the 21 day period. Al Sirkin acknowledges that he has been told to consult with an attorney regarding signing this Agreement and represents the he has done so.


ALLAN I. SIRKIN                     ADVANCED NUTRACEUTICALS, INC.



____________________________        By: ___________________________________

Date: July ___, 2001                Date: July ____, 2001

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NEIL SIRKIN                         BACTOLAC PHARMACEUTICAL INC.


____________________________        By: ___________________________________

Date: July ___, 2001                Date: July ____, 2001

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